SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 30, 2005
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Acceleration of Stock Options
     On December 30, 2005, the Executive Committee (the “Committee”) of the Board of Directors of United Bankshares, Inc. (“United”) approved the accelerated vesting of all unvested stock options (the “Options”) granted prior to December 30, 2005 to United employees, including executive officers, under the 2001 Stock Option Plan (the “Plan”).
     United believes the decision to accelerate the vesting of the Options is in the best interests of shareholders as it will reduce United’s reported compensation expense in future periods. Based on changes to the accounting rules relating to the expensing of stock options that became effective on January 1, 2006, United estimates that accelerating the vesting of the Options, will eliminate pre-tax compensation expenses of approximately $1.85 million, $984 thousand and $456 thousand, which otherwise would have been recognized in United’s consolidated statements of income for the years ending December 31, 2006, 2007 and 2008, respectively. United will recognize a pre-tax expense of approximately $21 thousand in the fourth quarter of 2005 related to the accelerated vesting of the Options.
     The number of shares and exercise prices and other relevant terms of the Options subject to the acceleration will remain unchanged. As a result of the vesting acceleration, Options to purchase 547,626 shares of United common stock became exercisable immediately, including 173,250 shares held by executive officers. The grant prices range from $30.20 to $37.19. Based on the opening price for United stock on December 30, 2005 of $35.55, approximately 86% of the Options are “out-of-the-money”, that is, the Option’s exercise price is greater than the market value of United’s stock.
     In order to prevent unintended personal benefits to executive officers, the Committee imposed restrictions on any shares received through the exercise of the Options held by executive officers. These restrictions will prevent the sale, transfer, pledging or otherwise disposing of any shares received from the exercise of the Options prior to the earlier of the original vesting date of the Options under the Plan or termination of the individual executive officer employment.
     The following Options held by United’s named executive officers who had been reported in the 2005 proxy statement and those who are expected to be named executive officers in the 2006 proxy statement were so accelerated: options to purchase 52,500 shares held by Richard M. Adams; options to purchase 26,250 shares held by Steven E. Wilson; options to purchase 17,500 shares held by James B Hayhurst, Jr.; options to purchase 17,500 shares held by Kendal E. Carson; and options to purchase 17,500 shares held by James J. Consagra, Jr.
Data Processing Services Agreement
     As previously reported in a Current Report on Form 8-K filed on November 23, 2005, United entered into a data processing services agreement (the “Agreement”) with Fiserv Solutions, Inc. (“Fiserv”) on November 17, 2005.

     On January 5, 2006, United submitted a request with the Securities and Exchange Commission for confidential treatment of portions of the Agreement which United believes contain confidential proprietary business information. Attached as Exhibit 10.2 of this current report is the Agreement disclosing the sections that were not subject to United’s request for confidential treatment.
Item 9.01. Financial Statements and Exhibits

(c)	The following exhibits are being filed herewith:

10.1	Form of the Notice to Executive Officers regarding the Acceleration of Vesting of Stock Options

10.2	Agreement between Fiserv Solutions, Inc. and United Bankshares, Inc. dated as of January 1, 2005. Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: January 5, 2006	By:	/s/ Steven E. Wilson

Steven E. Wilson, Executive Vice
President, Treasurer, Secretary
and Chief Financial Officer